Exhibit 99.2

FABRICATOR GROUP UNAUDITED COMBINED FINANCIAL STATEMENTS

Combined Income Statement

(€ in millions)

		Three Months Ended 30 June		Six Months Ended 30 June
	Note	2006	2005	2006	2005
Group turnover	1	€459	€384	€895	€751
Total operating costs	2	(441)	(399)	(852)	(754)

Group operating profit/(loss)	4	18	(15)	43	(3)
Finance costs	5	(2)	(2)	(4)	(4)
Finance income	5	1	—	1	—

Profit/(loss) before taxation		17	(17)	40	(7)
Taxation	6	(1)	5	(9)	1

Profit/(loss) after taxation		€16	€(12)	€31	€(6)

Attributable to:
Attributable to other Corus companies		€16	€(12)	€32	€(6)
Minority interests		—	—	(1)	—

		€16	€(12)	€31	€(6)

The charges set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Earnings per share information has not been presented as the Fabricator Group does not have a defined capital structure that is consistent across all of its constituent businesses.

Fabricator Group

Combined Balance Sheet

(€ in millions)

	30 June 2006	Audited 31 December 2005
Non-current assets
Goodwill	€20	€20
Other intangible assets	7	7
Property, plant and equipment	451	461
Other non-current financial assets	35	27
Deferred tax assets	19	18

	532	533

Current assets
Inventories	368	291
Trade and other receivables	246	170
Current tax assets	—	1
Other financial assets	54	54
Cash and short term deposits	33	29

	701	545

TOTAL ASSETS	€1,233	€1,078

Current liabilities
Short term borrowings	(25)	(23)
Trade and other payables	(273)	(255)
Current tax liabilities	(46)	(36)
Other financial liabilities	(7)	(4)
Retirement benefit obligations	(4)	(3)
Short term provisions and other liabilities	(7)	(9)

	(362)	(330)

Non-current liabilities
Long term borrowings	(28)	(14)
Deferred tax liabilities	(47)	(37)
Retirement benefit obligations	(101)	(112)
Provisions for liabilities and charges	(19)	(18)
Other non-current liabilities	(2)	(9)
Deferred income	(2)	(2)

	(199)	(192)

TOTAL LIABILITIES	€(561)	€(522)

NET ASSETS	€672	€556

Net investment
Investment attributable to other Corus companies	€599	€184
Loans from, and deposits with, other Corus companies	44	341

Net investment by other Corus companies	643	525
Minority interests	29	31

NET INVESTMENT	€672	€556

The capital structure set out above is not necessarily representative of the capital structure of the Fabricator Group under separate ownership.

Fabricator Group

Combined Statement of Recognised Income and Expense

(€ in millions)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006	2005	2006	2005
Actuarial gains on defined benefit plans	€5	€—	€6	€—
Net movement on fair values of cash flow hedges	(6)	(19)	24	(24)
Deferred tax on items taken directly to reserves	2	6	(10)	9
Exchange movements on currency net investments	(2)	4	(3)	6

Net (expense)/income recognised directly in equity	(1)	(9)	17	(9)
Profit/(loss) after taxation	16	(12)	31	(6)

Total recognised income/(expense) for the period	15	(21)	48	(15)
Adoption of IAS 32 and IAS 39	—	—	—	47

	€15	€(21)	€48	€32

Total recognised income/(expense) for the period attributable to:

Other Corus companies	€16	€(21)	€50	€33
Minority interests	(1)	—	(2)	(1)

	€15	€(21)	€48	€32

Adoption of IAS 32 and IAS 39 attributable to:

Other Corus companies	€—	€—	€—	€47
Minority interests	—	—	—	—

	€—	€—	€—	€47

The recognised income and expense set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Fabricator Group

Combined Cash Flow Statement

(€ in millions)

		Six Months Ended 30 June
	Note	2006	2005
Operating activities
Cash generated from operations	10	€(18)	€(11)
Interest paid		(4)	(2)
Taxation (paid)/received		—	10

Net cash flow from operating activities		(22)	(3)

Investing activities
Purchase of property, plant and equipment		(19)	(17)

Net cash flow from investing activities		(19)	(17)

Financing activities
New loans/(repayment of loans) from other Corus companies		—	—
Cash inflow from issue of ordinary shares		250	—
Transfer of subsidiary to other Corus company		977	—
Capital redemption to other Corus companies		(705)	—
Other movements on loans from other Corus companies		(339)	21
Movement on short term deposits with other Corus companies		42	35

Cash flows related to net amounts attributable to Corus companies		225	56
New loans		13	2
Repayment of borrowings		—	—
Dividends paid		(195)	(59)

Net cash flow from financing activities		43	(1)

Net movement in cash and cash equivalents		2	(21)
Cash and cash equivalents at beginning of period		11	37
Effect of foreign exchange rate changes		—	2

Cash and cash equivalents at end of period		€13	€18

Cash and cash equivalents comprise:
Cash and short term deposits		€33	€32
Bank overdrafts		(20)	(14)

		€13	€18

The cash flows set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Fabricator Group

Presentation of Combined Interim Report and Accounting Policies

I Basis of preparation

In preparing this combined interim report the financial information for entities within the Fabricator Group, as at the relevant date, has been extracted from the Corus statutory reporting records and combined. This information was prepared under the accounting policies as adopted for statutory submissions to Corus, which complied with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). IFRS as adopted by the EU differ in certain respects from IFRS as issued by the International Accounting Standards Board (IASB). However the combined financial information for the periods presented would be no different had the Fabricator Group applied IFRS as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as adopted by the EU.

From 1 January 2005 the Fabricator Group has adopted IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’, which relate to the classification and measurement of financial instruments and, as permitted, is accounting for these standards prospectively from the date of adoption. The adoption of IAS 32 and IAS 39 as at 1 January 2005 principally resulted in the measurement of all derivative financial instruments at fair value, and the recognition of related deferred tax balances. At 1 January 2005 these changes resulted in an increase in net assets of €47 million.

The combined interim report is not prepared under section 226 of the United Kingdom Companies Act 1985. It has been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS. The principal accounting policies have been consistently applied to all the periods presented.

A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out in Note 13 ‘Summary of differences from US generally accepted accounting principles’.

As fully integrated businesses of Corus, the Fabricator Group does not prepare separate financial statements in accordance with IFRS in the normal course of operations. Accordingly, the combined interim report has been derived by extracting certain assets, liabilities, revenues and expenses of the Fabricator Group from the assets, liabilities, revenues and expenses reflected in the accounting records of Corus.

The combined interim report has been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows of the Fabricator Group on a stand-alone basis. The combined interim report of the Fabricator Group reflect assets, liabilities, revenues and expenses directly attributable to the Fabricator Group as well as allocations deemed reasonable by the directors of Corus and the management of the Aluminium Division of Corus. Costs have been allocated to the Fabricator Group from Corus using various allocation methodologies, including, but not limited to, employee numbers and personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Corus had been purchased from independent third parties, the allocations are considered to be reasonable. However, the financial position, results of operations and cash flows of the Fabricator Group are not necessarily representative or indicative of those that would have been achieved had the Fabricator Group operated autonomously or as an entity independent from Corus.

(a) Management fees

For each of period presented the interim report includes management fees, the cost recovery mechanism used by Corus to recover certain central management and other similar costs. An appropriate proportion of the remuneration of the key management personnel for the Fabricator Group, including their salaries and pension costs, is included in this management fee. These management fees have either been directly attributed to individual operations of the Fabricator Group or, for costs incurred centrally, allocated between the relevant Corus businesses and the Fabricator Group operations. Costs have principally been allocated on the basis of employee numbers and personnel costs, turnover and working capital balances.

(b) Pension and post retirement costs

For each of period presented the pension and post retirement costs included within the Fabricator Group are entirely related to the specific pension and post retirement benefit schemes of the Fabricator Group. No additional amounts have been allocated to the Fabricator Group as the vast majority of employees of the Fabricator Group are not members of other Corus schemes and therefore any allocation would not be material.

(c) Interest

For each of period presented the interest charge attributable to the Fabricator Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Corus. No interest charge related to central borrowings held by other Corus companies has been allocated to the Fabricator Group.

(d) Taxation

During the period under review, the entities within the Fabricator Group did not legally operate within the structure reflected in this combined interim report, and were not necessarily subject to specific taxation of their results. Therefore the tax position shown is not necessarily representative of the tax position of the Fabricator Group under separate ownership. For each period presented the tax charge attributable to the Fabricator Group has been based on the tax charge attributable to the individual entity or group of Fabricator entities in the relevant individual tax jurisdictions, on a separate return basis. Tax liabilities that may arise from any separation from Corus tax groups of the operations of the Fabricator Group in specific countries have not been reflected in this combined interim report.

(e) Dividends

The dividends recorded in the combined interim report are an aggregation of the actual dividends recorded in the accounts of the individual operations of the Fabricator Group. Dividend payments were made in the context of Corus as a whole.

(f) Goodwill

Goodwill recorded at a Corus level and attributable to the Fabricator Group has been recorded in this combined interim report.

(g) Financial Instruments

Financial instruments to hedge currency and commodity risks are taken out with other Corus companies as the counter-parties. These financial instruments are legally contracted with other Corus companies and have been treated as external contracts of the Fabricator Group in this combined interim report. Not all of those contracts taken out with other Corus companies have matching contracts being held externally to the wider Corus.

(h) Cash

A number of individual Fabricator Group operations participate in cash sweep arrangements operated by Corus under which cash balances are cleared regularly to a central account held by another Corus company. Amounts held on deposit with the Corus cash pool are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. For this reason the cash position shown is not necessarily representative of the cash position of the Fabricator Group under separate ownership.

(i) Net investment by other Corus companies

Because the Fabricator Group has not, in the past, formed a separate legal group or been structured with a single holding company as a separate legal group, the proportion of share capital and reserves of Corus attributable to the Fabricator Group have been shown in the balance sheet within the ‘Net investment by other Corus companies’. The Fabricator Group has a number of loans from, and deposits with, other Corus companies, and these balances have been shown on the balance sheet as part of ‘Loans from, and deposits with, other Corus companies’, and included as part of the Net investment as loan balances form part of the long-term financing arrangements of the Fabricator Group by Corus. In addition, the Fabricator Group has a number of short-term current account balances with other Corus companies. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Amounts owed to other Corus companies’ within ‘Trade and other payables’.

II Basis of combination

In preparing the interim report all intra-Fabricator Group transactions, balances, income and expenses are eliminated on combination, including unrealised profits on such transactions. As at 30 June 2006 some of the investments held by the companies within the Fabricator Group related to investments in shares in subsidiaries of other Corus companies that are not part of the combined interim report. In preparing the combined interim report all investments in subsidiaries or related companies, whether part of the Fabricator Group or the wider Corus have been eliminated against the ‘Net investment by other Corus companies’.

III Use of estimates and critical accounting judgements

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the:

(i) reported amounts of assets and liabilities;

(ii) disclosure of contingent assets and liabilities at the date of the financial statements; and

(iii) reported amounts of income and expense during the reporting period.

Actual results could differ from those estimates. The most significant techniques for estimation are described in the accounting policies or in the notes below.

Critical accounting judgements and the key sources of estimation uncertainty in applying accounting policies for this combined interim report arise in relation to property, plant and equipment, current asset provisions, deferred tax, retirement benefits, provisions created for redundancy, rationalisation and related costs and financial derivatives. The detailed accounting policies, including underlying judgements and methods of estimations, are discussed below. All of these key factors are considered at least annually.

IV Business combinations

On the acquisition of a subsidiary, fair values are attributed to the net assets acquired. Any excess of the fair value of consideration given over the fair values of the Fabricator Group’s share of the identifiable net assets acquired is treated as goodwill. If the fair value of the net assets acquired exceeds the fair value of consideration then these fair values are reassessed before taking the remainder as a credit to profit or loss in the period of acquisition.

Goodwill is recognised as an asset and, although it is not amortised, it is reviewed for impairment annually and whenever there is a possible indicator of impairment. Any impairment is recognised immediately in profit or loss and is not subsequently reversed. On disposal of a subsidiary any residual amount of goodwill is included in the determination of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous historic values, as no adjustment was required on transition. These have also been subject to impairment tests at that date and will continue to be, at least, annually.

V Turnover

Revenue from the sale of goods and rendered services is recognised when the significant risks and rewards of ownership have been transferred to the buyer, which is generally when they have accepted physical delivery and control of the goods and services. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Revenue is measured at the fair value of the consideration received or receivable and represents amounts due for goods and services provided in the normal course of business, net of discounts, VAT and other sales related taxes.

VI Provisions

Provisions for rationalisation and related measures, environmental remediation and legal claims are recognised when the Fabricator Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated. This involves a series of management judgments and estimates that are based on past experience of similar events and third party advice where applicable.

In particular, redundancy provisions are made where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been made at the balance sheet date. These provisions also include charges for any termination costs arising from enhancement of retirement or other post-employment benefits for those employees affected by these plans.

Provisions are also created for long-term benefits that depend on the length of service such as long service awards, disability benefits and long term compensated absence such as sick leave. The amount recognised as a liability is the present value of benefit obligations at the balance sheet date, and all movements in the provision (including actuarial gains and losses or past service cost) are recognised immediately within profit and loss.

VII Research and development

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

Costs incurred on individual development projects are recognised as intangible assets from the date that all of the following conditions are met:

(i) completion of the development is technically feasible;

(ii) it is the intention to complete the intangible asset and use or sell it;

(iii) it is clear that the intangible asset will generate probable future economic benefits;

(iv) adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

(v) it is possible to reliably measure the expenditure attributable to the intangible asset during its development.

Recognition of costs as an asset is stopped when the project is complete and available for its intended use, or if these criteria no longer apply. The approach to amortisation and impairment of other intangible assets is described in XVII.

Where development activities do not meet the conditions for recognition as an asset, any associated expenditure is treated as an expense in the period in which it is incurred.

VIII Government grants

Grants related to expenditure on property, plant and equipment are credited to profit and loss over the useful lives of qualifying assets. Total grants received less the amounts credited to profit and loss at the balance sheet date are included in the balance sheet as deferred income.

IX Insurance

Certain of the Fabricator Group’s insurances are handled by two Corus captive insurance companies, Crucible Insurance Company Limited and Hoogovens Verzekeringsmaatschappij N.V. Insurance premiums in respect of insurance placed with these captive companies and third parties are charged to the income statement in the period to which they relate.

X Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Fabricator Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit retirement benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. The Fabricator Group early adopted the amendment to IAS 19 ‘Employee Benefits’ (as issued in December 2004) to allow actuarial gains and losses to be recognised in retained earnings and presented in the statement of recognised income and expense. In applying IAS 19, in relation to retirement benefits costs, the current service cost, interest cost and expected return on plan assets have been treated as a net expense within employment costs.

Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the benefits become vested.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to unrecognised past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

XI Financing items

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable. Interest expense, including that related to financing the construction of property, plant and equipment, is written off as incurred.

XII Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences. In contrast, deferred tax assets are only recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised (which, in particular, requires an assessment of the period over which taxable profits are more likely than not to arise to offset brought forward losses). Liabilities are not recognised for taxable temporary differences arising on investments in subsidiaries, where the Fabricator Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Both current and deferred tax items are calculated using the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. This means using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset to the extent that they relate to taxes levied by the same tax authority and they are in the same taxable entity, or a group of taxable entities where the tax losses of one entity are used to offset the taxable profits of another.

XIII Foreign currencies

Presentational currency

The individual financial statements of each Fabricator Group company are presented in the currency of the primary economic environment in which it operates (its presentational currency). For the purposes of the combined interim report, the results and financial position of each Fabricator Group business is expressed in Euro (€).

Transactions and balances

Monetary assets and liabilities in foreign currencies are translated into Euro at the quoted rates of exchange ruling at each balance sheet date. Income statement items and cash flows are translated into Euro at the average rates for the financial period. In order to hedge its exposure to certain foreign exchange risks, the Fabricator Group enters into forward contracts and options (see note XIV below for details of the Fabricator Group’s accounting policies in respect of such derivative financial instruments).

Exchange differences on the retranslation of the opening net investment in foreign enterprises and the retranslation of profit or loss items from average to closing rate are recorded as movements in the balance sheet ‘Net investment’.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

XIV Financial instruments

Financial assets and financial liabilities are recognised in the Fabricator Group’s balance sheet when the Fabricator Group becomes a party to the contractual provisions of the instrument. The detailed accounting treatment for such items can differ, as described in the following sections:

(a) Trade receivables

Trade receivables, which are initially recorded at their fair value, do not carry any interest and are subsequently stated at their amortised cost, as reduced by appropriate allowances for any impairment.

(b) Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the individual contractual arrangements.

(c) Bank borrowings

Interest-bearing bank loans (including those from other Corus companies) and overdrafts are initially recorded at their fair value which is generally the proceeds received, net of direct issue costs. These borrowings are subsequently stated at amortised cost.

(d) Trade payables

Trade payables, which are initially recorded at fair value, are not interest bearing and are subsequently stated at their amortised cost.

(e) Equity instruments

Equity instruments issued by the Fabricator Group are recorded at the proceeds received, net of direct issue costs.

(f) Derivative financial instruments and hedge accounting

In the ordinary course of business the Fabricator Group companies use certain derivative financial instruments to reduce business risks that arise from its exposure to foreign exchange and base metal prices. The instruments are confined principally to forward foreign exchange contracts, forward rate agreements, options and London Metal Exchange (LME) contracts (as held through independent subsidiaries of Corus on behalf of the Fabricator Group). The instruments are employed as hedges of transactions included in the financial statements or forecast for firm contractual commitments. These contracts do not generally extend beyond 12 months other than for certain long term contracts principally in the rolled products business, which may extend up to four years.

Derivatives are accounted and measured at fair value from the date the derivative contract is taken out and subsequently measured at fair value. For forward currency and commodity contracts the fair values are determined based on market forward rates as at the balance sheet date.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

For an effective hedge of an exposure to changes in fair value, the hedged item is adjusted for changes attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the associated derivative are also recognised in profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in profit and loss as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with gains or losses reported in the income statement.

XV Patents, trademarks and software

Patents, trademarks and software are included in the balance sheet as intangible assets where they are clearly linked to long term economic benefits for the Fabricator Group. In this case they are measured initially at purchase cost and then amortised on a straight-line basis over their estimated useful lives.

All other costs on patents, trademarks and software are expensed in profit and loss as incurred.

XVI Property, plant and equipment

Property, plant and equipment is recorded at original cost less accumulated depreciation and any recognised impairment loss, with the exception of land. Cost includes professional fees, and, for assets constructed by the Fabricator Group businesses, any related works to the extent that these are directly attributable to the acquisition or construction of the asset. Commissioning costs and interest attributable to expenditure on assets in the course of construction are written off to profit and loss as incurred. Assets in the course of construction are depreciated from the date on which they are ready for their intended use.

The gain or loss arising on disposal of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognised in income.

Subsequent costs are included in the carrying value of an asset when it is probable that additional future economic benefits will flow to the Fabricator Group and the cost of the item can be measured reliably. All other repairs and renewals are charged to profit and loss as incurred.

XVII Depreciation, amortisation and impairment of property, plant and equipment and other intangible assets

Depreciation or amortisation is provided so as to write off, on a straight-line basis, the cost of property, plant and equipment and other intangible assets including those held under finance leases, but with the exception of land, to their residual value. These charges are commenced from the dates the assets are available for their intended use and are spread over their estimated useful economic lives or, in the case of leased assets, over the lease period if shorter. The estimated useful lives of assets are reviewed regularly and, when necessary, revised. Accelerated depreciation or amortisation is provided where an asset is expected to become obsolete before the end of its normal useful life or if events or changes in circumstances indicate that an impairment loss needs to be recognised, as discussed below. No further charges are provided in respect of assets that are fully written down but are still in use.

The estimated useful lives for the main categories of property, plant and equipment and other intangible assets:

Freehold and long leasehold buildings that house plant and other works buildings	25 years
Other freehold and long leasehold buildings	50 years
Plant and machinery:
Manufacturing equipment	maximum 20 years
IT hardware and software	maximum 8 years
Office equipment and furniture	10 years
Motor vehicles	4 years
Other	maximum 15 years
Patents and trademarks	4 years
Product and process development costs	5 years

At each balance sheet date, the Fabricator Group reviews the carrying amounts of its property, plant and equipment and other intangible assets to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Fabricator Group companies estimate the recoverable amount of the cash-generating unit to which the asset belongs. Other intangible assets with indefinite useful lives are tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. The discount rate applied in the period of 9.5% was based upon the Corus long-term weighted average cost of capital with appropriate adjustments for the risks associated with the relevant units. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.

XVIII Leases

Assets held under finance leases are recognised as assets of the Fabricator Group at their deemed cost, being their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income over the period of the lease.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

XIX Inventories

Inventories of raw materials are valued at the lower of cost and net realisable value. Cost is determined using the ‘first in first out’ method. Inventories of partly processed materials, finished products and stores are individually valued at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is the price at which the inventories can be realised in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for the cost of marketing, selling and distribution. Provisions are made to cover slow moving and obsolescent items based on historical experience of utilisation on a category-by-category basis.

XX Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks (or other Corus companies), other short term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

XXI Segmental reporting

The Fabricator Group is organised into a structure that comprises two main operating units: Rolled Products and Extrusions. This structure reflects the dominant source and nature of operational risks and returns and so is used as the primary format for segmental reporting.

Segment assets are operational assets used in normal day-to-day activities. They include attributable goodwill, intangible assets, property, plant and equipment, inventories and operational receivables. They do not include cash, short-term deposits, short-term investments, tax assets and other non-current financial assets. Segment liabilities are also those resulting from the normal activities of the businesses, excluding tax liabilities and indebtedness but including post retirement obligations where directly attributable to the segment. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual businesses.

Geographical sectors are used as the secondary format for segmental reporting. Those areas separately disclosed represent the Fabricator Group’s most significant regional markets. Segment assets are operational assets employed in each region and include items such as tax and pension balances that are specific to a country. They also include attributable goodwill but exclude cash, short-term deposits and short-term investments. Segment liabilities are those arising within each region, excluding indebtedness. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual geographical segments.

XXII IFRS transition exemptions and choices

IFRS 1 permits those companies adopting IFRS for the first time to take certain exemptions from the full requirements of IFRS in the transition period. The Fabricator Group took the following key exemptions, as at 1 January 2005:

a) Employee benefits: At the transition date for IAS 19, all cumulative actuarial gains and losses have been recognised in the balance sheet within pension assets or pension liabilities. Subsequently, actuarial gains and losses have been recognised immediately and taken to reserves through the statement of recognised income and expense.

b) The effect of changes in foreign exchange rates: Under IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’, cumulative translation differences on the consolidation of subsidiaries are being accumulated for each individual subsidiary from the date of transition to IFRS and not from the original acquisition date.

c) Financial instruments: Financial instruments were designated as a financial asset or liability at fair value (with the fair values taken through profit and loss) or as available for sale on the adoption date of 1 January 2005, rather than at the date of initial recognition. IAS 32, IAS 39 and IFRS 4 ‘Insurance Contracts’ have been applied prospectively from 1 January 2005.

d) Business combinations: IFRS 3 ‘Business Combinations’ has been applied prospectively from the transition date to IFRS with no restatement of previous business combinations.

Fabricator Group

Notes to the Combined Interim Report

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
1a. Turnover by business unit
Rolled Products	€382	€317	€742	€625
Extrusions	96	84	190	160

Gross turnover	478	401	932	785
Less: intra-group turnover	(19)	(17)	(37)	(34)

Group turnover	€459	€384	€895	€751

Comprising:

Rolled Products	€363	€300	€706	€592
Extrusions	96	84	189	159

Group turnover	€459	€384	€895	€751

1b. Group turnover by destination
Europe	€323	€225	€631	€526
North America	88	89	173	154
Other areas	48	70	91	71

	€459	€384	€895	€751

2. Total operating costs
Raw materials & consumables	€305	€235	€586	€462
Maintenance costs (excluding own labour)	9	11	21	23
Other external charges	28	26	58	53
Employment costs	76	70	145	138
Depreciation & amortisation (net of grants released)	12	19	26	32
Other operating costs	16	44	34	64
Changes in inventory	(5)	(6)	(18)	(18)

	€441	€399	€852	€754

3. Restructuring and impairment costs

As included in total operating costs:
Impairment losses related to property, plant and equipment	€—	€7	€—	€7

	€—	€7	€—	€7

Comprising:
Rolled Products	€—	€—	€—	€—
Extrusions	—	7	—	7

	€—	€7	€—	€7

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
4. Group operating result

After restructuring and impairment costs:
Rolled Products	€18	€(6)	€43	€7
Extrusions	—	(9)	—	(10)

	€18	€(15)	€43	€(3)

Before restructuring and impairment costs:
Rolled Products	€18	€(6)	€43	€7
Extrusions	—	(2)	—	(3)

	€18	€(8)	€43	€4

5. Financing items

Interest expense:
- Bank and other borrowings	€(1)	€—	€(1)	€(1)
- Borrowings from other Corus companies	(1)	(2)	(3)	(3)

Finance costs	(2)	(2)	(4)	(4)

Interest income	1	—	1	—

Finance income	1	—	1	—

	€(1)	€(2)	€(3)	€(4)

6. Taxation

Current tax	€4	€4	€8	€10
Deferred tax	(3)	(9)	1	(11)

	€1	€(5)	€9	€(1)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
7. Reconciliation of movements in net investment
At beginning of period	€647	€650	€556	€520
Adoption of IAS 32 and IAS 39	—	—	—	47

At beginning of period - restated	647	650	556	567
Total recognised income and expense attributable to other Corus companies	16	(21)	50	(14)
Transfer of subsidiary to other Corus company	977	—	977	—
Capital redemption to other Corus company	(705)	—	(705)	—
Share capital issued to other Corus company	—	—	250	—
Movements on deposits held with other Corus companies	(6)	(16)	42	35
Movements on other loans held with other Corus companies	(99)	(5)	(339)	21
Dividends payable	(158)	—	(158)	—
Allocation of charges not invoiced	1	1	1	1
Minority interests	(1)	4	(2)	3

At end of period	€672	€613	€672	€613

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
8. Reconciliation of net cash flow to movement in net debt
Movement in cash and cash equivalents	€1	€(13)	€2	€(21)
Movement in debt	98	12	284	(60)

Change in net debt resulting from cash flows in period	99	(1)	286	(81)
Exchange rate movements	—	2	—	—
Other non-cash changes	—	—	(1)	(3)

Movement in net debt during the period	99	1	285	(84)
Net debt at beginning of the period	(163)	(153)	(349)	(68)

Net debt at end of the period	€(64)	€(152)	€(64)	€(152)

As described in the Basis of preparation on page 5, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. However, given their nature they have been included in the analysis of net debt above and in the note below.

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
9. Analysis of net debt
Cash and short term deposits (excluding bank overdrafts)	€33	€32	€33	€32
Bank overdrafts	(20)	(14)	(20)	(14)
Long term borrowings	(24)	(25)	(24)	(25)
Other loans	(4)	(4)	(4)	(4)
Obligations under finance leases	(5)	(3)	(5)	(3)
Deposits with Corus companies	10	16	10	16
Loans from Corus companies	(54)	(154)	(54)	(154)

Net debt at end of the period	€(64)	€(152)	€(64)	€(152)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
10. Reconciliation of cash generated from operations
Profit/(loss) after taxation	€16	€(12)	€31	€(6)
Adjustments for:
Tax	1	(5)	9	(1)
Depreciation and amortisation including impairment items (net of grants released)	12	19	26	32
Interest income	(1)	—	(1)	—
Interest expense	2	2	4	4
Movements on derivatives	3	20	11	21
Other non-cash items	1	—	2	—
Utilisation of rationalisation provisions	(1)	(1)	(2)	(1)
Movement in insurance and other provisions	(1)	1	(1)	2
Movement in inventories	(25)	(13)	(80)	(38)
Movement in receivables	(17)	(6)	(77)	(38)
Movement in payables	8	4	60	14

Net cash flow generated from operations	€(2)	€9	€(18)	€(11)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006	2005	2006	2005
	Number	Number	Number	Number
11. Employees (to the nearest ‘00)
Average weekly numbers employed:
Europe	3,800	3,900	3,800	3,900
North America	700	700	700	700
Other countries	100	100	100	100

	4,600	4,700	4,600	4,700

Comprising:
Rolled Products	3,200	3,200	3,200	3,200
Extrusions	1,400	1,500	1,400	1,500

	4,600	4,700	4,600	4,700

12. Related party transactions

The Fabricator Group companies have arm’s length trading relationships, based on normal commercial market terms, with other Corus companies. Turnover to other Corus companies, which consists of (semi-) finished products amounted to €35m (Q205: €23m). Whereas purchases from other Corus companies, mainly of aluminium billets and ingots, amounts to €355m (Q205: €246m). Receivable and payable balances at the balance sheet date that arose from these trading activities with other Corus companies were €9m (2005: €10m) and €84m (2005: €51m) respectively.

The Fabricator Group also contracts forward currency and commodity derivative positions with central Corus functions, as part of its approach to the management of currency and price risk. The fair values of these forward currency and commodity contracts as at the balance sheet date was €12m (2005: €2m) and €68m (2005: €66m) respectively. In addition, the Fabricator Group received research and development support from the Corus Research, Development & Technology businesses, with associated costs for the Fabricator Group being €6m (Q205: €5m, 2005: €12m).

The Fabricator Group companies also have deposits with and loan from other Corus companies. The balances outstanding at 30 June 2006 are disclosed in Note 9. Interest and other conditions of the loans and deposits are in line with normal market conditions.

The Fabricator Group companies also benefit from the functional support of corporate activities undertaken at the ultimate parent group level. These include activities such as commercial coordination, supplies and purchasing support, human resources, legal services, corporate relations and finance related functions such as corporate finance, internal audit and reporting and control. Recharges of these centrally borne costs are undertaken each period and for the 6 months ended 30 June 2006 amounted to €5m (Q205: €3m, 2005: €6m). These costs also include an allocation of the remuneration of the most senior management personnel of these businesses, who operate on behalf of the entire Aluminium Division of Corus.

13. Summary of differences from US generally accepted accounting principles

This combined interim report has been prepared in accordance with IFRS, as adopted by the European Union, which differs in certain respects from US Generally Accepted Accounting Principles (US GAAP). These differences relate principally to the items presented below, and the effect of each of the adjustments to profit and loss for the financial period and the ‘Net investment by other Corus companies’, that would be required under US GAAP, is set out in the following tables.

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
Profit/(loss) for financial period:
Profit/(loss) attributable to shareholders – As reported	€16	€(12)	€32	€(6)
Adjustments:
Depreciation of capitalised interest (ii)	(1)	(1)	(1)	(1)
Deferred taxation (iv)	(2)	6	(11)	9
Derivatives (v)	(6)	(19)	24	(24)
Restructuring costs (vi)	—	—	(1)	—

Profit/(loss) for financial period – US GAAP	€7	€(26)	€43	€(22)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
Net investment by other Corus companies:
Net investment by other Corus companies - As reported	€643	€578	€643	€578
Adjustments:
Goodwill (i)	(5)	(5)	(5)	(5)
Interest costs capitalised (net of depreciation) (ii)	17	18	17	18
Pensions and other employee benefits (iii)	14	4	14	4
Deferred taxation (iv)	(25)	(24)	(25)	(24)
Restructuring costs (vi)	1	—	1	—

Net investment by other Corus companies in accordance with US GAAP	€645	€571	€645	€571

(i) Goodwill

The Fabricator Group has exercised the option under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ not to restate business combinations prior to the date of transition to IFRS. Prior to this goodwill on acquisitions was held as an intangible asset and amortised over its estimated useful economic life. Under IFRS the Fabricator Group applies IFRS 3 ‘Business Combinations’ in accounting for goodwill, which was adopted from 1 January 2004. Whereas for US GAAP purposes the Fabricator Group applies SFAS 142 ‘Goodwill and Other intangible Fixed Assets, which was adopted at 30 December 2001. Both of these standards have a similar approach. They do not allow the amortisation of goodwill and instead impairment reviews must be carried out at least annually to assess the recoverability of goodwill balances. However the different adoption dates of these respective standards gives rise to a reconciling item in calculating the ‘Net investment by other Corus companies’ under US GAAP.

Furthermore the Corus Aluminium Rolled Products and Extrusions Businesses were acquired by Corus as part of its acquisition of the Corus Nederland BV group. The fair value of shares offered as consideration during this acquisition was determined by reference to the market price of Corus’ shares on the date that the offer became unconditional, 6 October 1999. As the Fabricator Group has exercised the IFRS 1 exemption not to restate business combinations this purchase consideration has not been reassessed for IFRS purposes. Under US GAAP the fair value of these shares was based on the market price of the shares when the principal terms of the acquisition were announced, on 7 June 1999.

The difference resulted in a lower purchase consideration for Corus Nederland BV, and hence the Fabricator Group, under US GAAP, which means the recognised capital issued and goodwill on the Fabricator Group acquisition is lower.

(ii) Capitalisation of interest costs

Under IFRS, the Fabricator Group has opted not to capitalise interest in its financial statements. However, for US GAAP reporting, the estimated amount of interest incurred in connection with the financing of expenditure for major capital projects is included within property, plant and equipment. This interest is then depreciated over the lives of the related assets.

(iii) Pension costs and other employee benefits

Under both IFRS and US GAAP pension costs are charged to earnings so as to reflect the provisions of future pension liabilities accrued by employees during the period, by reference to the respective pension scheme liability and the market value of underlying plan assets.

Under US GAAP surpluses or deficits arising where the actual performance of the scheme differs from previous actuarial assumptions are generally recognised in future periods. The Fabricator Group applies the 10% corridor test at the beginning of the year to determine whether amortisation of the gain or loss is necessary. Where the gain or loss exceeds 10% of the greater of the projected benefit obligation or the market related value of the scheme’s assets this is amortised through the income statement over the active participant’s average remaining service periods. In contrast, under IFRS the Fabricator Group has opted to recognise such actuarial gains and losses immediately within the combined statement of recognised income and expense.

In both 2006 and 2005, the Fabricator Group has recognised a minimum pension liability within the US GAAP ‘Net investment by other Corus companies’. US GAAP requires the employer to recognise an additional minimum pension liability to the extent that the accumulated benefit obligation exceeds the fair value of the plan assets and this shortfall is not covered by the pension liability already recorded in the balance sheet. This results in a charge to other comprehensive income equal to the minimum pension liability but adjusted to take account of an intangible asset that represents the unrecognised transition obligation.

(iv) Deferred taxation

Under IFRS a deferred tax asset is recognised in respect of deductible temporary differences to the extent that there are offsetting taxable temporary differences or it is probable that sufficient taxable profit will be available against which the temporary differences can be utilised. Under US GAAP a deferred tax asset is recognised in full but is then reduced by a valuation allowance if it is more likely than not that some, or all, of the deferred tax asset will not be realised.

Under both IFRS and US GAAP the likelihood that deferred tax assets can be recovered by utilisation against future taxable profits is assessed by consideration of all available evidence, both positive and negative, including historic levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies when prudent and feasible. The Fabricator Group has certain historical tax loss carry-forwards in Belgium. When evaluating the recoverability of this asset under US GAAP, the approach used to determine the weight of available evidence associated with recent historical losses differs from the IFRS approach. In particular more losses have been incurred than were envisaged when the asset was originally recognised. As a result the Group has not taken future projected profits into consideration under US GAAP.

In addition the reconciliation of IFRS to US GAAP includes the tax effect of the other US GAAP adjustments.

(v) Derivative instruments and hedging activities

The Fabricator Group enters into derivative arrangements to limit its exposure to interest rate, foreign exchange and commodity price risks.

On 1 January 2005 the Fabricator Group adopted IAS 32 and IAS 39 under IFRS on a prospective basis, requiring designation of hedging instruments and recognition of all derivative instruments at fair value on the balance sheet. The Fabricator Group’s economic hedging policies remain unchanged. In the application of IAS 32 an IAS 39 changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

Under US GAAP, the Fabricator Group adopted SFAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by SFAS 137 and SFAS 138 and as interpreted by the Derivatives Implementation Group, with effect from 1 January 2001. SFAS 133 also requires all derivatives to be recognised as assets or liabilities in the balance sheet and those instruments to be measured at fair value.

Changes in fair value over the period are recorded in current earnings unless hedge accounting is obtained. SFAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Certain derivatives that are designated by the Fabricator Group as hedging instruments under IAS 39 are not designated as such under SFAS 133. Accordingly hedge accounting is not applied in respect of these arrangements. Hedges of net investment and the treatment of realised gains and losses are the same under US GAAP as under IFRS in both years, being taken to other comprehensive income.

(vi) Restructuring costs

Under IFRS restructuring costs are accounted for in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’, and recognised where implementation of a formal plan has begun and has been communicated to those affected. Costs for items such as leased property, plant and equipment, which will no longer provide economic benefit to the Group, are provided for as part of the restructuring plan.

Under US GAAP one-time termination benefits are recognised where a detailed formal plan has been communicated to employees. Where employees are required to continue working until they are terminated to be eligible for the termination benefit and that period exceeds the minimum retention period, the cost is only recognised over the retention period. Termination benefits under a pre-existing benefit plan that vest during employment are recognised when such benefits become probable of being paid. Under US GAAP, other costs associated with a restructuring plan are recognised when the liability is incurred rather than at the date of the Fabricators Group’s commitment to an exit plan.